Exhibit 4.1

Specimen Common Stock Certificate

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

Number	Shares

RESOLVE STAFFING, INC.

The Corporation is authorized to issue 50,000,000 Common Shares -- Par Value $.0001 each

This Certifies That **(NAME)** is the owner of

**(letter amount)** fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated________________________

Secretary - Treasurer	President